UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF IDAHO

LESLIE NIEDERKLEIN, Individually and on Behalf of All Others Similarly Situated, Plaintiff, vs. PCS EDVENTURES!.COM, INC., and ANTHONY A. MAHER, Defendants.	)	Case No. 1:10-cv-00479-EJL-CWD <u>CLASS ACTION</u> **ORDER PRELIMINARILY APPROVING SETTLEMENT AND PROVIDING FOR NOTICE**

WHEREAS, a class action is pending before this Court styled *Niederklein v. PCS Edventures!.com, Inc., et al.,* Civil Action No. 1:10-cv-004-00479-EJL-CWD (the "Action");

WHEREAS, the Parties having made application, pursuant to Federal Rule of Civil Procedure 23(e), for an order approving the settlement of this Action, in accordance with a Stipulation of Settlement (the "Stipulation"), which, together with the Exhibits annexed thereto, sets forth the terms and conditions for a proposed settlement of the Action and for dismissal of the Action with prejudice upon the terms and conditions set forth therein; and the Court having read and considered the Stipulation and the Exhibits annexed thereto; and

WHEREAS, all defined terms herein have the same meanings as set forth in the Stipulation.

NOW, THEREFORE, IT IS HEREBY ORDERED:

1. The Court does hereby preliminarily approve the Stipulation and the settlement set forth therein, subject to further consideration at the Settlement Fairness Hearing described below.

2. The Court hereby certifies the Settlement Class, for settlement purposes only, defined as: all persons who purchased the common stock of the PCS Edventures!.com ("PCS") between March 28, 2007 through August 15, 2007, inclusive, excluding Defendants, the officers and directors of PCS, at all relevant times, members of their immediate families and their legal representatives, heirs, successors or assigns, and any entity in which defendants have or had a controlling interest.

3. The Settlement Fairness Hearing shall be held before this Court and conducted by the Honorable Edward J. Lodge, District Judge, on **February 22, 2012, at 1:00 p.m.**, at the United States District Court for the District of Idaho, 550 W. Fort Street, Boise, Idaho, 83724 to determine whether the proposed settlement of the Action on the terms and conditions provided for in the Stipulation is fair, reasonable, and adequate to the Settlement Class and should be approved by the Court; whether a Judgment as provided in the Stipulation should be entered; whether the proposed Plan of Allocation should be approved; and to determine the amount of fees and expenses that should be awarded to Plaintiffs' Lead Counsel. The Court may adjourn the Settlement Fairness Hearing without further notice to Class Members.

4. The Court approves, as to form and content, the Notice of Proposed Settlement of Class Action (the "Notice"), the Proof of Claim and Release form (the "Proof of Claim"), and Summary Notice substantially in the form annexed as Exhibits A-1, A-2, and A-3 hereto and finds that the mailing and distribution of the Notice and publishing of the Summary Notice in the manner set forth in ¶¶5-6 of this Order meet the requirements of Federal Rule of Civil Procedure 23 and due process, and is the best notice practicable under the circumstances and shall constitute due and sufficient notice to all Persons entitled thereto.

5. The firm of A.B. Data, Ltd. ("Claims Administrator") is hereby appointed to supervise and administer the notice procedure as well as the processing of claims as more fully set forth below:

(a) Within five (5) business days after entry of this Order, PCS will cause its transfer agent to provide to Plaintiffs' Lead Counsel its shareholder lists in a computer-readable

format as appropriate for providing notice to the Settlement Class, in a format acceptable to the claims administrator. PCS shall bear the expense of providing such list.

(b) Within ten (10) business days of PCS's transfer agent providing Plaintiffs' Lead Counsel with the shareholder list, Plaintiffs' Lead Counsel, through the Claims Administrator, shall cause a copy of the Notice and the Proof of Claim, substantially in the forms annexed as Exhibits A-1 and A-2 hereto, to be mailed by First-Class Mail to all Class Members identified by PCS's transfer agent.

(c) Within ten (10) business days after entry of this Order, PCS or its successors in interest shall, at their own expense, post the Summary Notice, substantially in the forms annexed as Exhibit A-3 hereto, on its Company website along with links to the Notice, and maintain this posting until Final Court Approval of the Settlement.

(d) At least seven (7) calendar days prior to the Settlement Fairness Hearing, Plaintiffs' Lead Counsel shall file with the Court proof, by affidavit or declaration, of such mailing and publishing.

6. Nominees who purchased PCS common stock for the beneficial ownership of Class Members during the Settlement Class Period shall send the Notice and the Proof of Claim to all beneficial owners of such PCS common stock within ten (10) days after receipt thereof, or send a list of the names and addresses of such beneficial owners to the Claims Administrator within ten (10) days of receipt thereof, in which event the Claims Administrator shall promptly mail the Notice and Proof of Claim to such beneficial owners. Plaintiffs' Lead Counsel shall, if requested, reimburse banks, brokerage houses, or other nominees solely for their reasonable out-of-pocket expenses incurred in providing notice to beneficial owners out of the Settlement Fund, which expenses would not have been incurred except for the sending of such notice, subject to further order of this Court with respect to any dispute concerning such compensation.

7. All Class Members shall be bound by all determinations and judgments in the Action concerning the settlement, whether favorable or unfavorable to the Settlement Class.

8. Class Members who wish to participate in the settlement shall complete and submit Proofs of Claim in accordance with the instructions contained therein. Unless the Court orders otherwise, all Proofs of Claim must be postmarked no later than ninety (90) calendar days after entry of this Order. Any Class Member who does not timely submit a Proof of Claim within the time provided for, shall be barred from sharing in the distribution of the proceeds of the Settlement Fund, unless otherwise ordered by the Court. Notwithstanding the foregoing, Plaintiffs' Lead Counsel may, in its discretion, accept late-submitted claims for processing by the Claims Administrator so long as distribution of the Net Settlement Fund is not materially delayed thereby.

9. Any Class Member may enter an appearance in the Action, at their own expense, individually or through counsel of their own choice. If they do not enter an appearance, they will be represented by Plaintiffs' Lead Counsel.

10. Any Person falling within the definition of the Settlement Class may, upon request, be excluded from the Settlement Class. Any such Person must submit to the Claims Administrator a request for exclusion ("Request for Exclusion"), postmarked no later than fourteen calendar days before the date of the Settlement Fairness Hearing, by **February 8, 2012**. A Request for Exclusion must state: (a) the name, address, and telephone number of the Person requesting exclusion; (b) each of the Person's purchases and sales of PCS common stock made during the Settlement Class Period, including the dates of purchase or sale, the number of shares of common stock, and the price paid or received for each such purchase or sale; and (c) that the Person wishes to be excluded from the Settlement Class. All Persons who submit valid and timely Requests for Exclusion in the manner set forth in this paragraph shall have no rights under the Stipulation, shall not share in the distribution of the Net Settlement Fund, and shall not be bound by the Stipulation or the Judgment entered in the Action.

11. Any Class Member may appear and show cause, if he, she or it has any reason why the proposed settlement of the Action should or should not be approved as fair, reasonable, and adequate, why a judgment should or should not be entered thereon, why the Plan of

Allocation should or should not be approved, why attorneys' fees and expenses should or should not be awarded to Plaintiffs' Lead Counsel; provided, however, that no Class Member or any other Person shall be heard or entitled to contest such matters, unless that Person has filed said objections, papers, and briefs with the Clerk of the United States District Court for the District of Idaho and delivered by hand or sent by First-Class Mail written objections and copies of any papers and briefs such that they are received at least fourteen calendar days before the date of the Settlement Fairness Hearing by:

ROBBINS UMEDA LLP Attn: Craig W. Smith 600 B Street, Suite 1900 San Diego, CA 92101	MAUK & BURGOYNE Attn: Briane Nelson Mitchell, Esq. 515 South 6th Street Boise, Idaho 83701
Plaintiffs' Lead Counsel	*Counsel for Defendants*

Any Class Member who does not make his, her or its objection in the manner provided shall be deemed to have waived such objection and shall forever be foreclosed from making any objection to the fairness or adequacy of the proposed settlement as set forth in the Stipulation, to the Plan of Allocation, or to the award of Lead Plaintiff's attorneys' fees and expenses, unless otherwise ordered by the Court.

12. All funds held by the Escrow Agent shall be deemed and considered to be in *custodia legis* of the Court, and shall remain subject to the jurisdiction of the Court, until such time as such funds shall be distributed pursuant to the Stipulation and/or further order(s) of the Court.

13. All opening briefs and supporting documents in support of the settlement, the Plan of Allocation, and any application for attorneys' fees and expenses shall be filed and served fourteen (14) calendar days prior to the deadline for objections in ¶11. Replies to any objections shall be filed and served seven (7) calendar days prior to the Settlement Fairness Hearing.

14. Neither the Defendants nor the Defendants' counsel shall have any responsibility for the Plan of Allocation, and such matter will be considered separately from the fairness, reasonableness, and adequacy of the settlement.

15. At or after the Settlement Fairness Hearing, the Court shall determine whether the Plan of Allocation should be approved.

16. All reasonable expenses incurred in identifying and notifying Class Members, as well as administering the Settlement Fund, shall be paid as set forth in the Stipulation. In the event that the Stipulation is not approved or the Stipulation is terminated, canceled, or fails to become effective for any reason, the Settlement Fund (including accrued interest) except to the extent costs of notice and administration have been incurred, shall be refunded pursuant to written instructions from counsel to the Defendants.

17. Neither the Stipulation, nor any of its terms or provisions, nor any of the negotiations or proceedings connected with it, shall be construed as an admission or concession by the Defendants of the truth of any of the allegations in the Action, or of any liability, fault, or wrongdoing of any kind.

18. The Court reserves the right to adjourn the date of the Settlement Fairness Hearing without further notice to Class Members, and retains jurisdiction to consider all further applications arising out of or connected with the proposed settlement.

19. If the Stipulation and the settlement set forth therein is not approved or consummated for any reason whatsoever, the Stipulation and settlement and all proceedings had in connection therewith shall be without prejudice to the rights of the Parties *status quo ante*.

UNITED STATES COURTS DISTRICT OF IDAHO

Dated: **October 05, 2011**

Honorable Candy W. Dale
United States Magistrate Judge